Exhibit 99.1

COLLECTORS UNIVERSE, INC.

INVESTMENT PROFILE
MARCH 7, 2003

Collectors Universe, Inc.
P.O. Box 6280
Newport Beach, CA 92658
949-566-1375
www.collectors.com

STOCK DATA*

NasdaqNM: CLCT

Recent stock price range (Feb. 2003)	$2.48 – $2.89
52-week range	$2.00 - $6.16
Shares outstanding:	6.1 million
Market capitalization	$16.9 million
Public float	3.1 million
Institutional ownership	10%
Insider and 5%+ Owners	50%
Fiscal year end	June 30
Tangible book value per share	$4.51
Price/book (mrq)	0.61
Price/FY 2003E Net Revenues	0.34
Analyst Coverage	Needham & Co.

*Stock price and share data have been retroactively adjusted to reflect a 1:4 reverse stock split implemented on December 9, 2002

INVESTMENT HIGHLIGHTS

•	Leading Brands in Key Collectibles Markets
•	Untapped Market Opportunities
•	Infrastructure and Resources in Place to Fuel Growth
•	Depth of Human Capital
•	Sound Financial Foundation
•	Expected Resumption of Sustained Operating Profitability
•	Counter-Cyclical and Financial Hedge Position
•	Conservatively Trading at 61% of Book Value

THE COMPANY

Collectors Universe, Inc. (NASDAQ NM:  “CLCT”) is one of the largest companies in the collectibles business and has constructed leading brand positions through both internal growth and acquisitions.  Collectors Universe benefits from experienced business leadership and a solid business infrastructure, with ample financial and human resources from which to grow and expand both vertically and horizontally.  Financially sound, the Company initiated a turnaround in fiscal 2002 and now expects sustained operating profitability for the remaining quarters of fiscal 2003 and beyond.

Collectors Universe’s strategy is to leverage its world-class collectibles expertise and market brand leadership to capitalize on untapped market opportunities in what is a fragmented but large, multi-billion dollar market for collectibles services and commerce.

In its service businesses, Collectors Universe is the leader with two of the most prominent brands in the high end collectibles markets:

•	PCGS[1] in the authentication and grading of collectible coins, having processed over 8 million coins valued in excess of $9 billion; and

•	PSA[1] in the authentication and grading of sportscards, having processed over 6 million cards valued in excess of $111 million.

We also are one of the leaders in the authentication and grading of stamps and the authentication of autographs, services we offer under the PSE and PSA/DNA1 brand names, respectively.

The Company’s PSA/DNA division offers a proprietary technology designed to combat fraud in the large markets of autographs and memorabilia, perhaps the two most abused areas for fakes and forgeries given the relative ease of producing fraudulent merchandise.  The patent protected PSA/DNA system applies a serialized tamper-evident label in conjunction with invisible DNA laced-ink as a definitive “tag” that cannot be recreated.

On the commerce side, Collectors Universe owns and operates collectibles auction and direct sales businesses, each operating under its own prominent brand, in six different markets: rare coins, rare currencies, and sportscards and entertainment, sports and historical autographs and memorabilia.

We also compile and publish authoritative information about collectible coins, sportscards and sports memorabilia and other collectible autographs, including two monthly magazines.  Additionally we operate our own internet website, at www.collectors.com, where collectors can buy and sell their collectibles and access authoritative collectibles information.

Collectors Universe is also an enabler of sight-unseen commerce in rare coins, sports cards, autographs and other collectibles over the internet and other electronic media, providing invaluable authentication services under contract to such well-know internet auction companies as eBay, and the NFL in conjunction with its game used memorabilia sales business.

We believe that, with the Company’s market-by-market top-level talent, Collectors Universe is well positioned to drive increased market share for its highly recognized and superior collectibles brands by deploying more sophisticated marketing programs and technology.

Deeply discounted on a price-to-book basis (0.61x) and a price-to-2003E net revenue basis (0.34x), we believe that CLCT shares offer a compelling investment opportunity for a variety of investment objectives.

1 Collectors Universe, PCGS, PSA and PSA/DNA are registered service marks of Collectors Universe, Inc.

Authentication

•	Professional Coin Grading Service (PCGS) – Rare Coin Authentication and Grading
•	Professional Sports Authenticator (PSA) – Sportscard Authentication and Grading
•	Professional Stamp Experts (PSE) – Stamp Authentication and Grading
•	PSA/DNA – Authentication of Vintage Autographs and Memorabilia and Current Autographs and Game-Used Equipment

Collectibles Commerce

•	Bowers and Merena Galleries – Coin Auctions and Direct Sales
•	Kingswood Auctions – Coin Auctions
•	David Hall Rare Coins – Direct Sales of PCGS-graded Coins
•	Lyn Knight Currency Auctions – Rare Currency Auctions
•	Superior Sports Auctions – Sportscard and Sports Memorabilia Auctions
•	Odyssey Auctions – Sports, Entertainment and Historical Autographs and Memorabilia

Publications

•	Autograph Collector – a Monthly Magazine of information on collecting autographs
•	The Sports Market Report (SMR) – Monthly Magazine of prices on the popular sportscards
•	Odyssey Publications – Books on collecting
•	Bowers and Merena Galleries – Books on coin collecting

INVESTMENT CONSIDERATIONS

Leading Brands in Key Collectibles Markets

Collectors Universe has four of the leading brands in the collectibles service sector and eight prominent brands in the collectibles commerce sector as shown below in this table of major collectible markets:

LIST OF MAJOR COLLECTIBLES MARKETS AND ENTRY INTO SELECTED MARKETS BY COLLECTORS UNIVERSE

	SERVICE	COMMERCE

Market	Authentication	Auction	Direct Sales	Publishing

Art	—	—	—	—
Antiques	—	—	—	—
Rare coins	PCGS	Bowers/Kingswood	Bowers/Hall	Bowers
Rare stamps	PSE	—	—	—
Autographs	PSA/DNA	Odyssey	Odyssey	Odyssey
Memorabilia	PSA/DNA	Odyssey	Odyssey	Odyssey
Sportscards	PSA	Superior	Superior	SMR
Rare currency	—	Knight	Knight	—
Estate jewelry	—	—	—	—
Rare books	—	—	—	—

Untapped Market Opportunities: New Marketing Initiatives to Address Unsatisfied Market Demand

We believe that the competitive landscape offers Collectors Universe the opportunity for both vertical and horizontal expansion in both the service and commerce sectors of the collectibles markets.  Although Collectors Universe is one of the larger companies in each of its markets, there are opportunities to increase market share in each of those markets.  Additionally, the skills and know how that we have developed and our reputation for integrity in our established markets, particularly in grading and authenticating coins and sportscards, offers us the capability to export those skills and reputation into complementary markets.  Recently we introduced authentication and grading to the rare and collectible stamp market and while this stamp authentication and grading are still in their infancy, and ultimate acceptance of those services is not certain, the size of this market offers Collectors an unparalleled opportunity to increase revenues and profitability.  We also have recently inaugurated autograph authentication service programs into a market that is plagued by forgeries and fraud and offers and has been underserved.

High-end auctioneers, such as Sotheby’s and Christie’s (price per unit sold generally in excess of $100,000, each with annual gross sales in excess of $1 billion) serve less than 1%2 of the participants in the collectibles markets, with small independent  shops that offer low margin, low-end collectibles commerce serving a much broader audience. Collectors Universe has opportunities for further expansion in a number of our existing markets that are not served by the Sothebys, and Christie’s and that the smaller “players” cannot serve effectively or efficiently. Collectors Universe competes in the service markets with other companies including Numismatic Guaranty Corporation of America, Independent Coin Grading and ANACS, a subsidiary of Amos Press, Inc., Beckett, Sportscard Grading Corporation. In the commerce markets the Company competes with Heritage Numismatic Auctions, Currency Auctions of America, recently purchased by Heritage, Mastro Fine Sports Auctions and Greg Manning Auctions.

Although industry-wide statistics are not available in any of the collectibles markets, limited data are available from a variety of sources for certain of those markets.  eBay estimates that 423 million items were listed on its site (www.ebay.com) during calendar 2001 and were valued in excess of $9 billion and estimates that, of recent listings, approximately 30% were collectibles of one form or another.  By way of comparison, Collectors Universe processed, in both the service and commerce sectors, approximately 1.4 million items valued at approximately $250 million.

2     Company estimate.

In the service sector, as evidence of the increasing demand for authenticated merchandise, online seller eBay has emphasized authentication as one of the major elements of eBay’s anti-fraud program with a variety of initiatives including a separate “SafeHarbor” program in which PCGS, PSA and PSA/DNA are recommended participants.  And, in October 2002, we inaugurated a new program with eBay that enables eBay buyers and sellers to obtain online authentication services for sports celebrity autographs offered for sale on eBay.

According to the Sports Collector’s Digest, the sports autograph market alone is estimated to be $500 million a year.  As for competition in the collectibles commerce sector, management estimates that there are approximately 15,000 to 20,000 dealers in the United States, with most located in the major metropolitan areas throughout the United States.

In the collectible coin market, the United States Mint launched the 50 State Quarter Program® in 1999, and since its inception the Program has produced over 15 billion quarters to satisfy the demand of what the U.S. Mint estimates is over 139 million adult collectors of the quarters.  The Mint now has customers in 54 countries and is the world’s 30th largest e-retailer.

As these data indicate, the collectibles markets are large.  However, they are also fragmented, which provides significant growth potential for Collectors Universe.

New Leadership and New Marketing Initiatives

Under the leadership of newly appointed CEO Michael Haynes and Collectors new marketing officer, Ron Smith, in his newly created position, the Company is executing on a three-phase business strategy that is aimed at:

•

Expanding its share of the existing markets it serves by capturing market share for its existing products and services and adding to the services and products it offers to customers in its existing markets; and

•	Developing complementary streams of revenue by extending the core competency of the Company into collectibles markets that are not now served by the Company.

The first phase involves increasing the revenues we generate and the profitability of our operations in our existing collectibles markets through improved marketing and increased operating efficiency.

The second phase involves expansion of existing brands, both vertically and horizontally, by adding to the services and products we offer under our already prominent brand names.

The third phase involves broadening the reach of Collectors Universe into other collectibles markets not currently served by the Company by leveraging our core competencies and expertise and exporting them into these new markets.

On the commerce side of its business, Collectors Universe has identified rare stamps and the entertainment and sports memorabilia markets as high priority target markets for entry.  To accomplish the expansion in commerce, the Company intends to pursue its growth objectives through a combination of organic growth and accretive acquisitions.

On the service side, the Company intends to expand its authentication services in sports and entertainment to reach a broader number of buyers and is exploring opportunities to expand its service offerings to other fields of collectibles. In the service sector, due to its leadership position, Collectors Universe believes it will need to make only a relatively low incremental investment to accomplish its growth objectives.

Infrastructure and Resources in Place to Fuel Growth

With a valuable mix of human and intellectual capital in place (see Depth of Human Capital below), the Company plans to leverage the strong recognition and prestige of its brands and its reputation for the integrity and quality of its services, to increase market share in its presently served markets and to enter new markets.  New investments in hardware and software also are positioning Collectors Universe as a technology leader within an industry characterized by limited technological infrastructure.

For the most recent quarter ended December 31, 2002, grading and authentication services accounted for 36% of our net revenues and the collectibles auctions and direct sales accounted for the remaining 64%.  Seeking to build the higher margin services portion of our business, it is our objective not only to increase total revenue in both our service and commerce sectors, but specifically to achieve increases in fee-related business in both the service and commerce (for auctions) sectors.

Strategic Alliances

Collectors Universe has established strategic alliances with world-class online memorabilia auctioneers such as eBay and NFL Auctions.  Through its alliance with eBay, the Company is reducing fraud by providing access to the authentication services via eBay’s “SafeHarbor” Program (http://pages.ebay.com/help/confidence/programs-authentication.html) and the specific programs of the Company relating to the authenticity of items on eBay (http://pages.ebay.com/help/community/auth-overview.html). Through a co-branding relationship with eBay, the Company also has increased the visibility of its brands to the 42 million users of eBay with the eBay pages for PCGS (http://www.pcgs.com/cobrands/index.chtml?cobrandid=24), PSA (http://www.psacard.com/cobrands/index.chtml?cobrandid=23), PSA/DNA (http://psadna.com/cobrands/index.chtml?cobrandid=25) and PSE (http://psestamp.com/cobrands/index.chtml?cobrandid=26).  Recently, PSA/DNA established a new service on eBay, a unique Quick Opinion™ for online buyers and sellers of sports autographs.  PSA/DNA also offers certification of the authenticity of items offered for sale at the NFL Auctions web site (http://ww2.nfl.com/auctions/).

The Company views the Quick Opinion and other online authentication services offered through strategic alliances as natural extensions of the various grading and authentication services it provides to the collectibles marketplace.  With fees generated through strategic alliances representing less than 1% of net revenues, there is significant opportunity to increase those revenue streams.  The Company is developing specific marketing programs aimed at expansion of these relationships and the establishment of new alliances to foster growth in its services business.

Depth of Human Capital: Esteemed Management Team and World Class Experts

Collectively, the Company’s executive management team has decades of expertise in collectibles service and commerce and a proven background in aggressive growth and turnaround business environments.  With the recent appointments of CEO Michael Haynes and marketing executive Ron Smith, the Company’s executive management team is complete with industry leaders strongly committed to the Company’s future success and the generation of value for shareholders.  Management interests also are closely aligned with those of non-insider shareholders, with executive officers and directors holding a 38% ownership stake in the Company.

Each of the Company’s strategic business units (brands) also is led by a renowned expert in his respective field.  This substantial depth of collectibles knowledge and mastery translates to invaluable human capital unmatched by any single competitor in our markets.

Sound Financial Foundation to Support Growth Initiatives

At December 31, 2002, Collectors Universe had cash and cash equivalents totaling $6.6 million, with working capital of $18.7 million and zero debt.  Total stockholders’ equity was $27.6 million at December 31, 2002, of which $25.3 million was invested in current assets.

The Company generated operating cash flow of $1.8 million for the first half of fiscal 2003, a 59% increase over the same period in fiscal 2002.  The Company presently has access to an undrawn $1.5 million credit facility, and will be seeking a larger credit facility primarily for the purpose of funding advances to consignors to its auctions.

Expected Return to Sustained Profitability

The Company steered a financial turnaround in fiscal 2002, culminating with a return to profitability in the fourth quarter.  Following a second quarter fiscal 2003 net loss of $449,000, or $0.07 per basic and diluted share, the Company currently expects a resumption of operating profitability for the remaining quarters of fiscal 2003 that we believe we will be able to sustain thereafter.

Counter-Cyclical and Financial Hedge Position

Due to the nature of the collectibles markets, we believe our shares can be counter-cyclical and may represent a financial hedge relative to other equity securities.  Since the 1970s, collectibles have been linked to an alternative form of investment - a tangible or “hard” asset, as compared to a financial asset.  Financial assets tend to fall in an inflationary economy while tangible assets tend to rise in such an economy.  Additionally, during periods of world economic or political uncertainty, gold and precious metals prices tend to rise resulting in positive impact on the rare coin collectibles market and the associated performance of Collectors Universe.

Conservatively Trading at 61% of Tangible Book Value

At December 31, 2002, the tangible book value per share of Collectors Universe was $4.51.  In recent trading, CLCT shares have traded in the range of $2.48 to $2.89 with a 0.61 mrq price/book value and 0.34 x 2003E net revenues.  Based on our belief that we will be able to achieve sustainable profitability in the near term and increases in market share over the medium term, we believe discounted CLCT shares offer a compelling investment opportunity.

FINANCIAL SUMMARY

Recent Performance Highlights

•	Year-over-year increase in net revenues of 7% for 2Q 2003
•	First half 2003 increase in net revenues of 20%
•	Net loss of $0.07 per share for 2Q 2003 compared to net loss of $0.18 per share for 2Q 2002
•	Cash and cash equivalents of $6.6 million and $0 debt at 12/31/02

Collectors Universe, Inc. and Subsidiaries
Unaudited
(in thousands, except per share data)*

	Three Months Ended		Twelve Months Ended

Condensed Consolidated Statements of Operations – Selected Data	12/31/02	12/31/01	6/30/02	6/30/01

	(In thousands, except per share data)
Net revenues	$11,312	$10,615	$44,781	$52,384
Cost of revenues	7,144	6,254	26,517	30,604
Gross profit	4,168	4,361	18,264	21,780
Total operating expenses	5,693	5,549	22,611	22,658
Operating loss	(1,525)	(1,188)	(4,347)	(878)
Net loss	$(449)	$(1,100)	$(2,510)	$(649)
Net loss per common share – basic and diluted	$(0.07)	$(0.18)	$(0.40)	$(0.10)

*per share data retroactively adjusted for a 1:4 reverse stock split effective Dec. 9, 2002

Consolidated Balance Sheets – Selected Data	December. 31, 2002	June 30, 2002

	(In thousands)
Cash and cash equivalents	$6,633	$4,947
Inventories, net	7,645	8,166
Total current assets	25,309	26,977
Total assets	$34,596	$45,509
Total current liabilities	$6,591	$8,100
Total stockholders’ equity	27,626	37,128
Total liabilities and stockholders’ equity	$34,596	$45,509

CONTACTS

At the Company:	At FRB | Weber Shandwick:
Michael Lewis	Brandi Piacente
Chief Financial Officer	Investor/Analyst Information
(949) 567-1375	(415) 296-2245
lewism@collectors.com	bpiacente@webershandwick.com

FORWARD-LOOKING STATEMENTS

This document contains statements regarding expectations about future financial performance that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are estimates of, or statements about our expectations or beliefs regarding, our future financial performance and operating trends that are based on current information and that are subject to a number of risks and uncertainties that could cause our actual operating results in the future to differ significantly from those expected at the current time.  Those risks and uncertainties include, among others:  Changes in general economic conditions, including a potential further slowing of the economy, and changes in conditions in the collectibles markets in which the Company operates, such as a possible decline in the popularity of some high-end collectibles, either of which could reduce the volume of grading submissions and therefore the grading fees generated and the volume of collectible sales that the Company is able to make; increases in competition for and difficulties in obtaining consignments of collectibles that could reduce the size and profitability of the Company’s auctions; potential write-downs in the carrying amounts or losses on the sale of collectible merchandise owned by the Company; dependence on a limited number of key management personnel, the loss of any of which could adversely affect future financial performance; and seasonality and potential fluctuations in quarterly operating results and quarterly cash flows.  Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Prospectus dated November 4, 1999, which was part of Collectors Universe’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this Document, which speak only as of the date of this Report, or to make predictions based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

FRB | Weber Shandwick serves as financial relations counsel to this Company, is acting on the Company’s behalf in issuing this bulletin and receiving compensation therefor.  The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

COLLECTORS UNIVERSE, INC.
Board of Directors, Executive Management and Brand Managers

Board of Directors- Outside Directors

A. Clinton Allen, Chairman of the Board

A. Clinton Allen has served as a Director of Collectors Universe, Inc. since June 2001.  He is the Chairman of the Board of Psychemedics Corporation, Inc. and a director of Steinway Musical Instruments.  He served on the Board of Directors of Blockbuster Entertainment Corporation from 1986 until the acquisition of the company by Viacom/Paramount in September 1994.  Allen is a graduate of Harvard University.

Ben A. Frydman

Ben A. Frydman has served as a Director of Collectors Universe, Inc. since December 2000.  For the past five years, Frydman has been engaged in the private practice of law as a member and stockholder of Stradling Yocca Carlson & Rauth, a Professional corporation, which provides legal services to Collectors Universe.  Frydman is a member of the Board of Directors of The Coast Distribution System and is a founding member of the Board of the Forum for Corporate Directors of Orange County.  Frydman has a B. A. degree from UCLA and Juris Doctor degree, with honors, from Harvard Law School.

A.J. Moyer

A.J. “Bert” Moyer was appointed to the Company’s Board of Directors effective January 2003. Moyer enjoys an extensive background in financial, sales and marketing management for public and private companies in a range of industries. Recently, he served in the positions of Executive Vice President, Chief Financial Officer and Interim VP Americas for QAD Inc. Earlier, he served as Chief Financial Officer for public companies such as Allergan, Inc., Coldwell Banker Corp., Western Digital Corporation and National Semiconductor Corp.  Moyer is a guest lecturer on the topics of finance for the University of California at San Diego and Irvine and is a member of the Financial Executive Institute.

Executive Management and Inside Directors

Michael Haynes, Chief Executive Officer, Member Board of Directors

Michael Haynes joined Collectors Universe as Chief Executive Officer effective January 1, 2003.  Haynes has served as President, Chief Operating Officer and/or Chief Financial Officer of eight companies in collectibles, precious metals, specialty retail, distribution, e-commerce and manufacturing businesses, making significant contributions in managing their growth and success.  Overall, Haynes brings more than 25 years of experience in managing the growth and development of fast growing companies, which includes over 19 years experience in managing both public and private companies engaged in the business of selling collectibles at auction, retail and wholesale.  Haynes’ expertise makes him particularly well qualified to lead Collectors during the growth phase of its auction and retail collectibles sales businesses.

Haynes was one of the co-founding board members of the Industry Council for Tangible Assets, a Washington, D.C. trade association for dealers and auctioneers of tangible and collectible assets, where he served for nine years.  Haynes holds a Master’s Degree in Business and a Bachelor of Science Degree in Mechanical Engineering, both from Southern Methodist University.  He is a Certified Public Accountant and a Certified Financial Planner.

David Hall, President, Member Board of Directors

David Hall has served as President and Director of the Company since its founding in February 1986.  An expert in coin collecting, Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, and was named an Orange County Entrepreneur of the Year by INC. magazine in 1990.  Hall is a member of the Professional Numismatists Guild, and is the author of the book “A Mercenary’s Guide to the Rare Coin Market.”  Hall is the founder of several of the Company’s market-dominant brands including PCGS, PSA, PSE and David Hall Rare Coins, and currently also serves as the President of PCGS.

Michael Lewis, Chief Financial Officer

Michael Lewis has more than 30 years of financial management experience.  Prior to joining Collectors Universe, Mr. Lewis served as Chief Financial Officer or Chief Executive Officer for a number of public and private companies and non-profit organizations.  Mr. Lewis holds a B.A. degree in accounting from the University of Southern California. He is a Certified Public Accountant.

Ron Smith, Chief Marketing Officer

Ron Smith joined Collectors Universe as Chief Marketing Officer effective January 27, 2003.  Smith has more than 15 years of marketing experience and was named a Top 100 Marketing Executive by Advertising Age in 1997.  Prior to joining Collectors Universe, he served in executive marketing roles for several public and private companies including Gateway Computers and Toshiba America. Smith holds a Master’s Degree in Business and a Bachelor of Business Administration, both from the University of North Texas.

The Experts (Brand Managers)

Joe Orlando, President, PSA and PSA/DNA; Editor, Sports Market Report

Joe Orlando has been an advanced collector of sportscards and memorabilia for nearly 20 years.  He has authored several collecting guides and dozens of articles and is the author of the book “The Top 200 Sportscards in the Hobby.”  Orlando has appeared on several radio and television programs as a hobby expert including featured guest appearances on ESPN’s award-winning program “Outside the Lines.”

Michael Sherman, President, PSE

Michael Sherman joined Collectors Universe after serving 18 years as General Manager of the nation’s largest rare coin wholesaler.  Since 1979, he has been involved in the rare coin business full time as a manager, market analyst and writer.  He has won numerous awards for writing and publishing, and has conducted educational seminars for the American Numismatic Association and local clubs.  He is a contributor to the Guide Book of United States Coins (Red Book) and served as editor of Legacy Magazine from 1988 through 1990. Mike is a member of leading numismatic organizations including the Numismatic Literary Guild, the American Numismatic Association and the Florida United Numismatists.  Sherman is a professional licensed auctioneer, and has conducted auctions across the country since 1988.  In addition to U.S. coins, he is an expert in rare records, rare radios, rare TVs, collectible computers and comic books.

Paul Montgomery, President, Bowers and Merena Galleries

Paul Montgomery is a member of the Board of The Professional Numismatist Guild (PNG), widely regarded as the most esteemed coin dealer organization in the industry, and was chairman of the Industry Council for Tangible Assets (ICTA), the national trade association for the rare coin, precious metals and tangible assets industries from 2000 to 2002.  In 1995, Montgomery became a business partner of famed free market promoter James U. Blanchard III, who founded the National Committee to Legalize Gold and co-founded the ICTA.  Montgomery successfully led that business to revenue growth of 400% in his first three years in partnership with Blanchard.

Van Simmons, President, David Hall Rare Coins, Member Board of Directors

Van Simmons is a life-long entrepreneur, collector, and collectibles dealer.
He began buying coins from David Hall in 1979, and by 1981 they had become business partners. Since that time, Simmons has become the number one salesperson of all time in the Company, acquiring over $250 million worth of rare coins for collectors and investors.  In 1986, Simmons and Hall launched PCGS and in 1991 they launched PSA.

Lyn F. Knight, President, Lyn Knight Currency Auctions

Lyn Knight is considered by most to be one of the greatest currency dealers of all time.
In his career, Knight has handled virtually every great United States currency rarity.  He has been instrumental in the formation and/or liquidation of most of the greatest collections of the last three decades, and sold the Frank Levitan collection for nearly $6 million in 1998, a world’s record for a currency sale.  The second youngest dealer ever admitted to the Professional Numismatists Guild, Knight is also a founder and past president of the Professional Currency Dealers Association.

Chris Porter, President, Superior Sports Auctions

Chris Porter is one of the country’s leading buyers and sellers of PSA graded sportscards.  As President of Superior Sports Auctions, he is responsible for administering to four multi-million dollar auctions per year and has sold some of the world’s greatest sportscards, such as the amazing 1952 Topps Mickey Mantle PSA 10 which was sold in June 2001 for $275,000.  His knowledge of baseball cards runs from the earliest 1880’s issues through the modern era, and he is a regular contributing author to the Sports Market Report.

Bill Miller, President, Odyssey and Odyssey Publications

Bill Miller is a recognized authority on autographs and memorabilia and trends in those industries.  Miller has authored a large number of articles on autographs and memorabilia and his handwriting studies on personalities such as Elvis Presley and Marilyn Monroe have become industry standards.  Miller began his professional career in Cable TV helping to build CBN Cable (now the Fox Family Channel) into the world’s second largest cable network at the time, before leaving to start his own media consulting firm.  In 1981, he was elected to the Corona, CA City Council and became the youngest elected official in the state at that time.  He went on to become the state’s youngest Mayor and served three terms before retiring from politics in 1994.